Exhibit 99.10

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW ALOHA CORPORATION

JOHN R. SIMS, Executive Vice President and General Counsel of New Aloha Corporation, a Delaware corporation, (“Corporation”), do hereby certify under the seal of said corporation as follows:

1. That the Corporation was originally incorporated in Delaware on December 20, 2005 under the name New Aloha Corporation.

2. That this [Amended and] Restated Certificate of Incorporation which both restates and further amends the provisions of the Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. That the text of Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the Corporation is New Albertson’s, Inc (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington 19801, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

THIRD: The purposes of the Corporation are:

(1) To establish, conduct and operate food stores, drug stores, variety stores, department stores, restaurants, lunch counters and cafeterias.

To establish, construct, buy or otherwise acquire, lease, equip, maintain, manage, operate, mortgage, sell or otherwise dispose of stores, shops, buildings, structures, works and other properties, and all facilities, equipment, and conveniences in connection therewith.

To manufacture, buy, sell, import, export, and deal in goods, wares, merchandise, commodities, articles of trade and commerce, and personal property of every class and description.

(2) To manufacture, design, construct, own, use, buy, sell, lease, hire and deal in and with articles and properties of all kinds and to render services of all kinds, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, or by any other law of Delaware or by this [Amended and] Restated Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: The aggregate number of shares of stock of all classes which this Corporation has authority to issue is one billion two hundred and ten million (1,210,000,000) of which one billion two hundred million (1,200,000,000) shares shall be Common Stock with a par value of one dollar ($0.01) per share, and ten million (10,000,000) shares shall be Preferred Stock with a par value of one dollar ($0.01) per share.

The designations and powers, preferences, and rights, and the qualifications, limitations or restrictions of each class of stock are respectively set forth in the following provisions:

(1) Common Stock. Subject to all of the rights of the Preferred Stock and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article FOURTH:

(a) The Board of Directors is authorized, subject to the provisions of law, to provide by resolutions from time to time for issuance of the Common Stock.

(b) Subject to the provisions of law, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

(c) The Board of Directors of the Corporation is authorized to affect the elimination of shares of its Common Stock purchased or otherwise acquired by the Corporation from the authorized capital stock or number of shares of the Corporation in the manner provided for in the General Corporation Law of Delaware.

(d) No holder of Common Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of any class, whether now or hereafter authorized unless otherwise provided by resolution of the Board of Directors.

(e) Subject to the provisions of law and the foregoing provisions of this [Amended and] Restated Certificate of Incorporation, the Corporation may issue shares of its Common Stock, from time to time, for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid. Shares so issued, for which the consideration has been paid or delivered to the

Corporation, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(f) In no event is the Corporation required to issue any fractional shares of Common Stock, such being subject to the determination of the Board of Directors.

(2) Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the General Corporation Law of Delaware (or such other similar law hereafter in effect), to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The distinctive serial designation of such series and the number of shares constituting such series, provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed ten million (10,000,000);

(b) The annual dividend rate, if any, on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

(c) Whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d) The obligation, if any, of the Corporation to retire shares of such series, whether pursuant to a sinking fund or otherwise;

(e) Whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) Whether the shares of such series shall have voting rights in addition to any voting rights required by law and, if so, the terms of such voting rights;

(g) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(h) Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon, if any, shall cumulate, if cumulative. To the extent one or more directors may be elected by holders of Preferred Stock, the Provisions of Article FIFTH hereof shall apply solely with respect to those directors that may be elected by the holders of Common Stock.

(3) Amendment and Repeal. Notwithstanding any other provisions of this [Amended and] Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this [Amended and] Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of eighty percent (80%) or more of the voting power of the outstanding shares of the voting stock of the Corporation shall be required to amend, modify or repeal, or to adopt any provisions inconsistent with this Article FOURTH of this [Amended and] Restated Certificate of Incorporation; provided however, that this Article FOURTH may be amended, modified or repealed, and any such new provision may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of the voting stock of the Corporation, if such amendment, modification, repeal or addition shall first have been approved and recommended by a resolution adopted by an affirmative vote of at least three-fourths (3/4) of the members of the Board of Directors.

FIFTH: Each holder of Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

SIXTH: The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

SEVENTH: The following shall apply with respect to indemnification of certain persons by the Corporation and with respect to elimination of certain liability of directors:

(1) Indemnification of Certain Persons. The Corporation shall have power to indemnify any person, including present or former directors, officers, employees or agents of the Corporation or Albertson’s, Inc., a Delaware corporation (“Old Albertson’s”), or any person who is or was serving at the request of the Corporation or Old Albertson’s, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the General Corporation Law of Delaware. Such right of indemnification shall be in addition to all other rights to which those indemnified may be entitled under any statue, by-law, agreement, vote of stockholders or otherwise.

(2) Elimination of Certain Monetary Liabilities of Directors. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty by such director as a director, except for any matter in respect of which such director shall be liable under Section 174 of the Delaware General Corporation Law or any amendment thereto or successor provision thereof or shall be liable by reason that, in addition to any and all other requirements for such liability such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) in acting or in failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred. Neither the amendment nor repeal of Section 2 of this Article SEVENTH shall eliminate or reduce the effect of Section 2 of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for Section 2 of this Article SEVENTH would accrue or arise, prior to such amendment or repeal.

EIGHTH: For the management of the business, and for the conduct of the affairs of the Corporation, and for the further definition, limitation, and regulation of the powers of the Corporation and its directors and stockholders, it is further provided:

(1) Size of Board. The number of directors shall be as specified in the By-Laws of the Corporation, except the number shall never be less than three, and such number of directors may from time to time be otherwise increased or decreased (subject to the foregoing) in such manner as prescribed by the By-Laws. Directors need not be stockholders. Election of directors shall not be by written ballot unless the By-Laws provide otherwise.

(2) Powers of Board. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

(a) To make, alter, amend, and repeal the By-Laws;

(b) To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefor, any real or personal property of the Corporation, including after-acquired property;

(c) To establish bonus, profit-sharing, stock option or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participation;

(d) To designate, by resolution or resolutions passed by a majority of the whole Board of Directors, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the By-Laws shall have and may exercise the powers of the Board of Directors;

(e) To provide for the reasonable compensation of its own members and to fix the terms and conditions upon which such compensation will be paid;

(f) In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless, to the provisions of the laws of the State of Delaware, of this [Amended and] Restated Certificate of Incorporation, and as may be provided for from time to time by the By-Laws of the Corporation.

NINTH: Subject to the laws of the State of Delaware, the stockholders and the directors shall have power to hold their meetings, and the directors will have the power to have an office or offices and to maintain books of the Corporation outside the State of Delaware, at such place or places as may from time to time be designated in the By-Laws or by appropriate resolution.

TENTH: The By-Laws of the Corporation may be altered, amended, suspended or repealed, or new By-Laws may be adopted, (i) by resolution adopted by a majority of the full Board of Directors at a meeting thereof, (ii) by unanimous written consent of all the directors in lieu of a meeting, or (iii) by the affirmative vote, at any annual or special meeting of the stockholders, of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote thereon, except that the affirmative vote of the holders of at least three-fourths (3/4) of the outstanding stock of the Corporation entitled to vote thereon shall be required for the stockholders to amend any of the provisions of Article III (Directors) of the By-Laws. The By-Laws may contain any provision for the regulation and management of the affairs of the Corporation and rights or powers of its stockholders, directors, officers or employees not inconsistent with Delaware law or this [Amended and] Restated Certificate of Incorporation.

ELEVENTH: In lieu of corporate action taken at a meeting of the stockholders, the written consent of the holders of stock having no less than the minimum percentage of the total vote that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may authorize such corporate action to be so taken.

TWELTH: The affirmative vote of at least eighty percent (80%) of the voting power of the outstanding Voting Stock (as herein defined) shall be required for the adoption or authorization of any Business Combination (as herein defined), provided, that such eighty percent (80%) voting requirement shall not be applicable if all of the conditions specified in paragraph (2) of this Article TWELTH are met.

(1) Definitions. The following definitions shall apply for purposes of this Article TWELTH:

(a) “Person” shall mean any individual, firm, corporation or other entity.

(b) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 24, 1985, provided, however, the term “registrant” as used in such definition of “Associate” shall mean the Corporation.

(c) “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation, provided however, that for the purposes of the definition of “Interested Stockholder” set forth below, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(d) “Voting Stock” shall mean capital stock of the Corporation entitled to vote generally in the election of directors.

(e) A person shall be the “Beneficial Owner” with respect to any Voting Stock:

/i/ which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

/ii/ which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

/iii/ which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(f) “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

/i/ is the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Stock; or

/ii/ is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner,

directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

/iii/ is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 or any successor securities law.

(g) “Business Combination” shall mean any one or more of the following transactions:

/i/ Any merger or consolidation of the Corporation or any Subsidiary with any Interested Stockholder or any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder.

/ii/ Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more.

/iii/ The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or combination thereof) having an aggregate Fair Market Value of $1,000,000 or more.

/iv/ The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder.

/v/ Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transactions (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

(h) “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is not an Interested Stockholder to which this Article TWELTH is applicable and is not an Affiliate of such Interested Stockholder and was a member of the Board of Directors on or prior to the date hereof, or prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not an Affiliate of such Interested Stockholder and who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

(i) “Fair Market Value” shall mean:

/i/ in the case of stock, the highest closing sale price of a share of such stock during the thirty (30) day period immediately preceding the date for which such Fair Market Value is being determined on the principal United States securities exchange registered under the Securities Exchange Act of 1934 or successor law on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty (30) day period preceding the date for which such Fair Market Value is being determined on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the Fair Market Value of such stock as determined by the Board of Directors in good faith; and

/ii/ in the case of property other than cash or stock, the Fair Market Value of such property determined by the Board of Directors in good faith for the date on which such Fair Market Value is being determined.

(2) Exception to 80% Vote Requirement. The eighty percent (80%) vote required by this Article TWELTH for approval of certain Business Combinations shall not be applicable to a Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this [Amended and] Restated Certificate of Incorporation, if:

(a) Such Business Combination shall have been approved by a majority of the Continuing Directors, or

(b) All of the following conditions shall have been met with respect to such Business Combination:

/i/ The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following, adjusted to reflect subdivisions of stock and stock splits:

A. The highest per share price (including brokerage commissions, transfer taxes and soliciting dealer’s fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”), or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

B. The Fair Market Value per share of Common Stock (1) on the Announcement Date, or (2) on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher; and

C. The Fair Market Value per share of Common Stock determined pursuant to the immediately preceding subparagraph (B), multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealer’s fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date, to the (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

/ii/ The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

/iii/ After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision or split of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Continuing directors; and (b) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested

Stockholder becoming an Interested Stockholder, and except as necessary to reflect any subdivision or split of the Common Stock.

/iv/ After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with a Business Combination or otherwise.

/v/ A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act or Rules) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(3) Certain Determinations. The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article TWELFTH, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

(4) Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article TWELFTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

(5) Amendment and Repeal. Notwithstanding any other provisions of this [Amended and] Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this [Amended and] Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of eighty percent (80%) or more of the voting power of the outstanding shares of the Voting Stock of the Corporation shall be required to amend, modify or repeal, or to adopt any provisions inconsistent with, this Article TWELFTH of this [Amended and] Restated Certificate of Incorporation; provided however, that this Article TWELFTH may be amended, modified or repealed, and any such new provision may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of the Voting Stock of the Corporation, if such amendment, modification, repeal or addition shall first have been approved and recommended by a resolution adopted by a majority vote of the Continuing Directors.

THIRTEENTH: Notwithstanding any other provision of this [Amended and] Restated Certificate of Incorporation, no director of the Corporation may be removed from office as a director by a vote of the stockholders or by the Board of Directors prior to the expiration of such director’s term of office except for cause, nor may the entire Board of Directors of the Corporation be removed by a vote of the stockholders except for cause. Cause shall mean (i) conviction of a crime involving moral turpitude, (ii) administrative agency determination of conduct involving moral turpitude, or (iii) with respect to removal by the directors, a determination, in good faith, by a majority of the quorum of the Board of Directors after a hearing before a quorum of the Board of Directors, of conduct involving moral turpitude materially adverse to the interests of the Corporation; and with respect to removal by the stockholders, such a determination by a majority of a quorum of the stockholders eligible to vote after a hearing before a quorum of the stockholders.

FOURTEENTH: The Corporation reserves the right to amend, alter, suspend or repeal any provision contained in this [Amended and] Restated Certificate of Incorporation from time to time in the manner now or hereafter prescribed by Delaware law, and all rights conferred upon the directors, officers and stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this [Amended and] Restated Certificate of Incorporation or the By-Laws of this Corporation (and in addition to any other vote that may be required by law, this [Amended and] Restated Certificate of Incorporation or the By-Laws of this Corporation), the affirmative vote of the holders of three-fourths (3/4) of the outstanding stock of the Corporation entitled to vote in elections of directors shall be required to amend, alter, suspend or repeal Article TENTH, ELEVENTH, THIRTEENTH or FOURTEENTH of this [Amended and] Restated Certificate of Incorporation.

In witness whereof, we have signed this [Amended and] Restated Certificate of Incorporation this              day of                     , 2006.

JOHN R. SIMS
Executive Vice President and General Counsel